The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-294468

Subject to completion, dated March 23, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated March 19, 2026)	CONFIDENTIAL

WPP 2025 LLC

(as Issuer)

WPP plc, WPP Jubilee Limited and WPP 2005 Limited
(as Guarantors)

$ % Senior Notes due

We are offering U.S.$ aggregate principal amount of our % senior notes due 20 (the “Notes”). We will pay interest on the Notes from (and including) about , 2026 (the “Issue Date”) to (but excluding) , 20 (the “Maturity Date”) at a rate of % per year with interest to be paid on March and September of each year, beginning on , 20 . WPP plc, our ultimate parent company, and its subsidiaries WPP Jubilee Limited and WPP 2005 Limited will guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the Notes.

The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will rank equally in right of payment with all of WPP plc, WPP Jubilee Limited and WPP 2005 Limited’s other unsecured and unsubordinated debt obligations from time to time outstanding. The Notes and the guarantees will be structurally subordinated to all debt and other liabilities (including trade payables) of those of WPP’s subsidiaries that do not guarantee the Notes.

We may, at our option at any time, redeem the Notes, in whole or in part, at the applicable redemption price described in this prospectus supplement. In addition, we may redeem the Notes, in whole, upon the occurrence of certain events relating to taxation at the redemption price described in this prospectus supplement and the accompanying prospectus. If a Change of Control Repurchase Event (as described herein) occurs, unless we have exercised our option to redeem the Notes, we will be required to offer to repurchase the Notes at the repurchase price described in this prospectus supplement.

It is anticipated that application will be made to list the Notes on the New York Stock Exchange.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 10 of this prospectus supplement and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

Price to investors for Notes:  % plus accrued interest, if any, from  , 2026.

Delivery of the Notes in book-entry form will be made on or about  , 2026.

Neither the U.S. Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes on or about , 2026 in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan

The date of this prospectus supplement is , 2026.

TABLE OF CONTENTS

Prospectus Supplement

Page

About This Prospectus Supplement	2
Prohibition of Sales to EEA Retail Investors	3
Prohibition of Sales to UK Retail Investors	3
Singapore SFA Product Classification	3
Certain Definitions and Presentation of Financial information	4
Where You Can Find More Information; Incorporation By Reference	5
Cautionary Statements Concerning Forward-Looking Statements	6
Summary	7
Risk Factors	10
Use of Proceeds	13
Capitalization	14
Description of the Notes And Guarantees	15
Taxation	32
Underwriting	37
Validity of the Notes and Guarantees	42
Experts	43

Prospectus

About This Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Incorporation of Certain Documents by Reference	4
Cautionary Statements Concerning Forward-Looking Statements	5
The Issuers and The Guarantors	II-1
Use of Proceeds	II-2
Description of Debt Securities and Guarantees	II-3
Taxation	II-4
Experts	II-5
Legal Matters	II-6
Enforceability of Civil Liabilities	II-7
PART II	II-8

1

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the Notes that we are currently offering. The second part is the accompanying prospectus dated March 19, 2026, which gives more general information, some of which may not apply to the Notes that we are currently offering. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus. Generally, the term “prospectus” refers to both parts combined.

You should read this prospectus supplement along with the accompanying prospectus together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference” before you decide to invest in any of the Notes. You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus that we may authorize or provide is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. The Notes are being offered and sold only in jurisdictions where offers and sales are permitted.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information; Incorporation by Reference.”

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Each of the Issuer and the Guarantors accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of the knowledge of each of the Issuer and the Guarantors (each having taken all reasonable care to ensure that such is the case) the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and neither this prospectus supplement nor the accompanying prospectus omits anything likely to affect the import of such information.

2

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”) nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. See “Underwriting” for selling restrictions.

SINGAPORE SFA PRODUCT CLASSIFICATION

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (as modified and amended from time to time, the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

3

Certain Definitions and Presentation of Financial information

Definitions

Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we,” “us”, “our” and “Company” are to WPP plc; references to the “Group” are to WPP plc and its subsidiaries; and references to the “Issuer” are to WPP 2025 LLC.

Presentation of Financial Information

The consolidated financial statements of WPP plc as of December 31, 2025 and 2024, and for each of the years ended December 31, 2025, 2024 and 2023 have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS”). WPP plc publishes its consolidated financial statements in pounds sterling.

Currency and Exchange Rates

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, references to “$,” “U.S.$,” “dollars” and “U.S. dollars” are to the lawful currency of the United States; references to “£,” “pounds sterling,” “pounds” and “pence” are to the lawful currency of the United Kingdom; and references to “€” or “euro” refer to the currency issued by the European Central Bank. Solely for the convenience of the reader, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain translations of certain pounds sterling amounts into U.S. dollars at the rate or rates indicated. These translations should not be construed as representations that the pound amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, pound sterling amounts as of December 31, 2025 have been translated at the exchange rate (U.S.$1.3452/£1.0) used in preparation of our financial statements for the year ended December 31, 2025.

4

Where You Can Find More Information; Incorporation By Reference

The SEC allows us to “incorporate by reference” the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain later information that we file with or furnish to the SEC may automatically update and supersede earlier information filed with or furnished to the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

•	WPP plc’s annual report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 19, 2026 (the “2025 Annual Report”);

•	any future annual reports on Form 20-F that WPP plc files with the SEC after the date of this prospectus supplement, and prior to the termination of the offering of the securities offered by this prospectus supplement; and
•	any future reports on Form 6-K that WPP plc furnishes to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement through us, or from the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone from us at the following address: Sea Containers, 18 Upper Ground, London SE1 9GL, United Kingdom, Telephone; +44 (0) 20 7282 4600.

5

Cautionary Statements Concerning Forward-Looking Statements

Except for historical statements and discussions, statements contained or incorporated by reference in this prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 as amended (the “Exchange Act”). Other documents of WPP plc filed with or furnished to the SEC, including those incorporated by reference in this prospectus supplement, may also include forward-looking statements, and other written or oral forward-looking statements have been made and may in the future be made from time to time by us or on our behalf.

These forward-looking statements may include, among other things, plans, objectives, beliefs, intentions, strategies, projections and anticipated future economic performance based on assumptions and the like that are subject to risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as ‘aim’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘forecast’, ‘guidance’, ‘intend’, ‘may’, ‘will’, ‘should’, ‘potential’, ‘possible’, ‘predict’, ‘project’, ‘plan’, ‘target’, and other words and similar references to future periods but are not the exclusive means of identifying such statements. As such, all forward-looking statements involve risk and uncertainty because they relate to future events and circumstances that are beyond our control. Actual results or outcomes may differ materially from those discussed or implied in the forward-looking statements. Therefore, you should not rely on such forward-looking statements, which speak only as of the date they are made, as a prediction of actual results or otherwise. Important factors which may cause actual results to differ include but are not limited to those described under “Forward-Looking Statements” before Item 1 and in Item 3D, captioned “Risk Factors” in the Group’s most recent Annual Report on Form 20-F. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by the Group that the Group’s plans and objectives will be achieved. Neither the Group, nor any of its directors, officers or employees, provides any representation, assurance or guarantee that the occurrence of any events anticipated, expressed or implied in any forward-looking statements will actually occur. Other than in accordance with its legal or regulatory obligations (including under the Market Abuse Regulation, the UK Listing Rules and the Disclosure and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is provided as permitted by the U.S. Private Securities Litigation Reform Act of 1995.

6

Summary

This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement or incorporated by reference herein. This summary may not contain all of the information that you should consider before investing in the Notes. You should carefully read the entire prospectus supplement, including the sections “Risk Factors” and “Cautionary Statements Concerning Forward-Looking Statements,” and the documents incorporated by reference herein. See “Where You Can Find More Information; Incorporation By Reference.”

The Group, the Issuer and the Guarantors

The Group’s organizational structure brings together media intelligence, data solutions, creative services, production capabilities, enterprise solutions and strategic counsel on a national, multinational and global scale. In February 2026, the Group announced the simplification of its structure into four operating units: WPP Media, WPP Production, WPP Enterprise Solutions and WPP Creative. At December 31, 2025, the Group’s reportable segments were Global Integrated Agencies, Public Relations and Specialist Agencies, which reflected the way in which performance was reviewed and resources were allocated in 2025. Segmental information presented for the year ended December 31, 2025 is based on the segment structure at December 31, 2025. The largest reportable segment was Global Integrated Agencies, which accounted for 88% of the Group’s revenues in 2025. The remaining 12% of the Group’s revenues in 2025 were derived from the reportable segments of Public Relations and Specialist Agencies. The Group employed 98,655 people as at December 31, 2025, and has a presence in over 100 markets.

The Company’s ordinary shares are admitted to the Official List of the UK Listing Authority and trade on the London Stock Exchange and American Depositary Shares (which are evidenced by American Depositary Receipts (ADRs) or held in book-entry form) representing deposited ordinary shares are listed on the New York Stock Exchange (NYSE). As at December 31, 2025, the Company had a market capitalization of approximately £3,640,957,958.

The Company’s executive office is located at Sea Containers House, 18 Upper Ground, London, United Kingdom, SE1 9GL, Tel: +44 (0)20 7282 4600 and its registered office is located at 22 Grenville Street, St Helier, JE4 8PX, Jersey.

The Issuer

WPP 2025 LLC was incorporated on August 6, 2025 and is a limited liability company incorporated under the laws of Delaware. WPP 2025 LLC’s registered office is located at Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington DE 19803, United States. It is an indirect, wholly owned subsidiary of WPP plc.

The Guarantors

WPP plc was incorporated on October 25, 2012 as a public company limited by shares under the laws of Jersey (registered number 111714) and became the ultimate parent of the Group on January 2, 2013 in connection with the re-domiciliation of the Group to the United Kingdom for UK income tax purposes.

WPP Jubilee Limited was incorporated on November 8, 2012 as a private limited company under the laws of England and Wales (company number 08286875). WPP Jubilee Limited’s registered office is located at Sea Containers House, 18 Upper Ground, London SE1 9GL, United Kingdom. It is an indirect, wholly owned subsidiary of WPP plc.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company incorporated under the laws of England and Wales (company number 01003653). WPP 2005 Limited’s registered office is located at Sea Containers House, 18 Upper Ground, London SE1 9GL, United Kingdom. It is an indirect wholly owned subsidiary of WPP plc. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

7

The Offering

The summary below describes the principal terms of the Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the Notes and Guarantees” section of this prospectus supplement and “Description of Debt Securities and Guarantees” in the accompanying prospectus, which contain a more detailed description of the terms and conditions of the Notes.

Issuer	WPP 2025 LLC
Guarantors	WPP plc, WPP Jubilee Limited and WPP 2005 Limited
Notes Offered	$ aggregate principal amount of our % Senior Notes due (the “ Notes”)
Interest Rate	% per annum. Interest will accrue from , 20
Maturity Date	, 20
Interest Payment Dates	and of each year, commencing on , 20
Ranking	The Notes will be the Issuer’s unsecured senior obligations and will:
• be senior in right of payment to any future subordinated indebtedness and to any of its existing indebtedness which is by its terms subordinated in right of payment to the Notes;
• rank pari passu in right of payment with respect to all of its existing and future unsecured and unsubordinated indebtedness; and
• be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.
The Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the Notes will be guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited on a joint and several basis as described in “Description of the Notes and Guarantees–General- Guarantees”.
Optional Redemption

The Notes will be redeemable at the option of the Issuer, subject to the relevant notice requirements, in whole or in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a) (i) the sum of the present values determined by the Issuer of the remaining scheduled payments of principal and interest thereon (assuming the Notes matured on the Par Call Date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, less (ii) accrued and unpaid interest to the date of redemption, and

(b) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

See “Description of the Notes and Guarantees–Redemption and Optional Repurchase–Optional Redemption” in this prospectus supplement.

8

Redemption Upon a Tax Event	Upon the occurrence of certain events relating to taxation, as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the Notes, the Issuer may redeem all (but not less than all) of the outstanding Notes, at any time, at a price equal to 100% of their principal amount plus any accrued and unpaid interest to, but excluding, the redemption date.
Change of Control	Upon the occurrence of a Change of Control Repurchase Event, as defined under “Description of the Notes and Guarantees–Redemption and Optional Repurchase–Repurchase upon Change of Control Repurchase Event” in this prospectus supplement, the Issuer will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.
Further Issuances	The Issuer may, from time to time without the consent of holders of the Notes, issue additional notes on the same terms and conditions as the Notes (except for the issue date, price to public and, if applicable, the initial interest payment date) which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the Notes offered hereby; provided, however, that if such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number from those of the Notes.
Listing	It is anticipated that application will be made to list the Notes on the NYSE.
Form and Denomination	The Notes will be issued only in registered form without coupons and in minimum denominations of U.S.$1,000 principal amount and integral multiples of U.S.$1,000 in excess thereof. See “Description of the Notes and Guarantees-General-Form and Denominations” in this accompanying prospectus supplement.
Trustee	Wilmington Trust, National Association
Registrar and Paying Agent	Citibank, N.A.
Tax Consequences	For a discussion of certain U.K., Jersey and U.S. federal income tax consequences of an investment in the Notes, see “Taxation” in this prospectus supplement.
Governing Law	The Indenture and the Notes are governed by the laws of the State of New York.
Risk Factors

Before making an investment decision, you should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement, under “Risk Factors” in the accompanying prospectus and in WPP plc’s Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein.

9

Risk Factors

Investing in the Notes involves risks, including the risks described below. Before you invest in the Notes, you should carefully consider the risks and uncertainties described in this prospectus supplement, under “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference, including the risks identified under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025. See “Where You Can Find More Information; Incorporation By Reference” for information about how to obtain a copy of these documents.

Risks Relating to Our Business

For a discussion on the risks relating to our business, see Item 3 (“Key Information—Risk Factors”) on pages 2 to 6 and Item 11 (“Quantitative and Qualitative Disclosures About Market Risks”) on page 30 of our Annual Report on Form 20-F for the year ended December 31, 2025 and our other filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes and the Guarantees

The Issuer is a finance company that will depend on payments under intercompany loans to provide it with funds to meet its obligations under the Notes.

The Issuer is a financing vehicle that has no business operations or subsidiaries, and its only assets are intercompany advances made to the Group. As such, the Issuer’s ability to make payments of interest, principal and premium, if any, on the Notes will be wholly dependent upon payments from the Group under the intercompany loans to provide it with funds to make payments due on the Notes.

The Notes and the Guarantees will be unsecured obligations.

The Notes will be senior, unsecured indebtedness of the Issuer and will rank equally in right of payment with all future unsecured and unsubordinated obligations of the Issuer. The Guarantees will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of each Guarantor. The Notes and the guarantees will be effectively subordinated to any existing and future secured indebtedness of the Issuer and each Guarantor, respectively, to the extent of the collateral securing such indebtedness. As of December 31, 2025, neither the Issuer nor the Guarantors had any secured indebtedness outstanding. For more information on the ranking of the Notes and the guarantees, see “Description of the Notes and Guarantees”.

The Guarantors are holding companies and will depend upon funds from their subsidiaries to meet their obligations under the Notes and the Guarantees, and the Notes will be structurally subordinated to liabilities of all of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors.

The Guarantors are holding companies and their only significant assets are their investments in their subsidiaries. As holding companies, the Guarantors are dependent upon dividends, loans or advances, or other intercompany transfers of funds from their subsidiaries to meet their obligations under the guarantees. The ability of their subsidiaries to pay dividends and make other payments to the Guarantors may be restricted by, among other things, contracts to which such subsidiaries may be a party. Therefore, the Guarantors’ ability to make payments with respect to the guarantees may be limited.

The Guarantors currently conduct all of their operations through their subsidiaries, and none of the direct or indirect subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors will have any obligations with respect to the Notes unless other entities become guarantors. As a result, the Notes will be structurally subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of all of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors, unless and except to the extent that any of those entities become guarantors. As of December 31, 2025, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £20,982 million (U.S.$28,227 million), of which approximately £8,412 million (U.S.$11,317 million) was indebtedness.

Civil liabilities or judgments against the Guarantors or their directors and officers or experts named herein and in the accompanying prospectus based on U.S. federal or state securities laws may be difficult or impossible to enforce.

The Guarantors are companies incorporated under the laws of England and Wales and Jersey. Future guarantors may also be organized outside the United States. Some of the Guarantors’ respective directors reside outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Guarantors or certain of a Guarantor’s respective directors or experts named herein and in the accompanying prospectus or to enforce judgments against any of them, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal or state securities laws of the United States.

10

The Indenture does not restrict the amount of additional debt that we may incur.

The Notes and the Indenture under which the Notes will be issued do not place any limitation on the amount of debt that may be incurred by us, including debt that matures prior to the Notes. Our incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or the Guarantees, a loss in the trading value of your Notes, if any, and a risk that the credit ratings of the Notes are lowered or withdrawn. In addition, the Notes are unsecured and do not contain any restriction on the giving of security by the Issuer or the Guarantors over present and future indebtedness. Where security has been granted over assets of the Issuer or the Guarantors to secure indebtedness, in the event of any insolvency or winding-up of the Issuer or the Guarantors, such indebtedness will rank in priority over the Notes and other unsecured indebtedness of the Issuer or the Guarantors in respect of such assets.

We may not be able to repurchase the Notes upon a change of control, which would result in a default under the Notes.

Upon the occurrence of specific kinds of change of control events, the holder of any Note will have the right to require the Issuer to purchase all or a portion of that holder’s Notes (equal to $1,000 or an integral multiple of $1,000 in excess thereof) pursuant to the offer described herein, at a price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record of such Notes on the relevant record date to receive interest due on the relevant interest payment date. If we experience a Change of Control Repurchase Event (as defined in “Description of the Notes and Guarantees—Repurchase upon Change of Control Repurchase Event”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. The terms of our other existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of Notes in certain circumstances.

The source of funds for any purchase of the Notes will be our available cash or cash generated from our and our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a Change of Control Repurchase Event and to repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. In order to avoid the obligations to repurchase the Notes, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. Our failure to purchase the Notes as required by their terms would result in a default under the Indenture and the Notes, which could have material adverse consequences for us and the holders of the Notes and could lead to a cross-default under the terms of our existing and future indebtedness.

The provisions in the Indenture and the Notes relating to change of control transactions will not necessarily afford you protection in the event of a change of control transaction, even if the transaction is highly leveraged.

The provisions in the Indenture and the Notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged change of control transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Event. A Change of Control Event will occur only if the rating of the Notes is downgraded or withdrawn or if the Notes are not rated by any Rating Agency at the relevant time and the Notes are not subsequently rated within the time period set out in the Indenture. Therefore, even if such events constitute a change of control, they may not constitute a Change of Control Event.

The Issuer may redeem the Notes at its option and upon certain tax events.

Prior to ( month[s] prior to the Notes’ maturity date) (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) the principal amount of the Notes to be redeemed plus a “make-whole” premium or (ii) 100% of the principal amount of the Notes to be redeemed, in each case together with accrued and unpaid interest thereon to the redemption date. On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date. In addition, if the Issuer becomes or will become obligated to pay Additional Amounts with respect to any Notes (as described under “Description of the Notes and Guarantees—Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of a relevant jurisdiction, or any change in the official interpretation of the laws or regulations of a relevant jurisdiction, the Issuer may, at its option, redeem all, but not a portion of, the Notes at any time at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. Holders of Notes that are redeemed may not be able to reinvest the proceeds thereof in an investment yielding the same or higher return.

11

Changes in our credit ratings or the debt markets could adversely affect the price of the Notes.

The price at which the Notes may be sold depends on many factors, including:

•	our credit ratings with major credit rating agencies;
•	the prevailing interest rates being paid by, or the market price for the Notes issued by, other comparable companies or companies in similar industries to us;
•	our financial condition, financial performance and future prospects; the overall condition of the financial markets; and the market, if any, for the Notes.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes. In addition, credit rating agencies periodically review their ratings and ratings outlook for various companies, including us. The credit rating agencies evaluate our industry as a whole, our competitors and various markets in which we compete, and may change their credit rating for us based on their view of these factors. A negative change in our rating or outlook is likely to have an adverse effect on the price of the Notes.

We cannot be sure that a market for the Notes will develop or continue.

Although we intend to list the Notes on NYSE, the Notes will be a new issue of securities with no established trading market. Accordingly, even if the Notes are listed, we cannot assure you as to the liquidity of any trading market for the Notes, your ability to sell your Notes or the price at which you may be able to sell your Notes.

The Notes may trade at a discount from their initial public offer price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects as well as prospects for companies in our industry generally. In addition, the liquidity of any trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for investment-grade securities.

Certain of the underwriters have advised us that they presently intend to make a market in the Notes as permitted by applicable law. They are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of the underwriters. As a result, you cannot be sure that an active trading market will develop or be sustained for the Notes. The lack of any such trading market may adversely affect the trading price of the Notes.

12

Use of Proceeds

The Issuer anticipates that it will receive approximately $      in net proceeds from the offering of the Notes, after deducting underwriting discounts and estimated fees and expenses related to the offering of the Notes. We intend to use the net proceeds from the offering of the Notes for general corporate purposes of the Group.

13

Capitalization

The following table presents WPP’s unaudited consolidated cash and cash equivalents and capitalization as of December 31, 2025:

•	on an actual basis; and
•	on an adjusted basis after giving effect to the offering of the Notes hereby.

This table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements as of and for the year ended December 31, 2025 and the related notes thereto, which are incorporated by reference herein.

	At December 31, 2025
	Actual	As Adjusted
	(£ million)(1)
Cash and cash equivalents	2,694
Borrowings:
Current borrowings(2)	822	822
Non-current borrowings
Bonds	4,114	4,114
The Notes offered hereby(3)	–
Total non-current borrowings	4,114
Total borrowings	4,936
Equity:
Equity shareholders' funds	2,540	2,540
Non-controlling interest	232	232
Total equity	2,772	2,772
Total capitalization(4)	7,708

(1)	For purposes of this capitalization table, amounts of the U.S. dollar denominated Notes offered hereby were converted into pounds sterling based on the exchange rate (U.S.$1.3452/£1.0) used in preparation of our financial statements for the year ended December 31, 2025.

(2)	Current borrowings consists of bank overdrafts and commercial papers.

(3)	The Notes offered hereby amount is presented excluding the estimated capitalization of debt issuance costs.

(4)	Total capitalization represents the sum of total borrowings and total equity.

14

DESCRIPTION OF THE NOTES AND GUARANTEES

Set forth below is a description of the specific terms of the Notes and the Guarantees pursuant to the Indenture (the “Base Indenture”), to be dated as of March , 2026 and the First Supplemental Indenture, to be dated as of March , 2026 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”), between the Issuer, the Guarantors and Wilmington Trust, National Association, as the Trustee and Citibank, N.A. as Registrar of the Notes and Paying Agent. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to all the provisions of the Indenture including the definition of various terms used in the Indenture. For example, this prospectus supplement describes the meanings of only the more important terms that have been given special meanings in the Indenture.

In this section, references to the “Securities” include both the Notes and the related Guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean persons who have Notes registered in their names on the books that the Issuer or the Registrar maintain for this purpose, and not those who own beneficial interests in Notes issued in book-entry form through DTC or in Notes registered in street name. Owners of beneficial interests in Notes should refer to “Form of Securities, Clearing and Settlement.” The definitions of certain capitalized terms used in this section are set forth below under “—Definitions” and in the Indenture.

General

In this offering, the Issuer will issue Notes in the aggregate principal amount of $          .

Guarantees

The Guarantors will guarantee (the “Guarantees”), on a joint and several basis, the full and punctual payment of principal, premium, if any, interest, Additional Amounts (as defined below) and any other amounts that may become due and payable by the Issuer under the Notes or the Indenture. Each of the Guarantees will be full and unconditional, subject to the possible release or replacement of such Guarantee upon certain circumstances including (i) the merger, consolidation or sale of all or substantially all of a Guarantors’ properties and assets; (ii) a Subsidiary Guarantor ceasing to be a subsidiary of the Parent Guarantor as a result of a permitted sale or other disposition; or (iii) upon the satisfaction or defeasance of the Notes, in each case in compliance with the terms of the Indenture. If the Issuer fails to pay any such amount, the Guarantors will immediately pay the amount that is due and required to be paid.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a Guarantor, or any other subsidiary of any Parent Guarantor, becomes a guarantor under any Financial Indebtedness, then such guaranteeing entity shall become a Guarantor of the Notes.

As used herein, the term “Financial Indebtedness” means any indebtedness for or in respect of (a) moneys borrowed; (b) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), provided that no amount described in or due under arrangements described in this definition shall constitute Financial Indebtedness unless the relevant amount of Financial Indebtedness, either alone or when aggregated (without duplication) with other relevant amounts of Financial Indebtedness, exceeds £100,000,000 or its equivalent in other currencies).

15

“Parent Guarantor” means WPP plc or any person who owns, directly or indirectly, more than 50% of the common equity of the Issuer and all of the other Subsidiary Guarantors and which is a guarantor of the Notes or successor thereof.

“Subsidiary Guarantor” means each of WPP Jubilee Limited and WPP 2005 Limited, and any other Subsidiaries of WPP plc or any Parent Guarantor that becomes a Guarantor or successor thereof.

Ranking of Notes and Guarantees

WPP plc is a holding company and its principal assets are shares that it holds (directly or indirectly) in its subsidiaries. The Notes will not be secured by any of the Issuer’s assets or properties. As a result, by owning the Notes, holders will be the Issuer’s unsecured creditors. The Notes will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of bankruptcy or liquidation proceeding against the Issuer, the Notes would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt.

The Guarantors’ Guarantees of the Notes will not be secured by any of their assets or properties. As a result, if the Guarantors are required to pay under the Guarantees, holders of the Notes would be unsecured creditors of the Guarantors. The Guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against any of the Guarantors, the Guarantees would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated debt.

WPP plc, WPP Jubilee Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the Notes unless other entities become Guarantors. As a result, the Notes and Guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors and any other entities that become Subsidiary Guarantors. As of December 31, 2025, WPP plc’s subsidiaries, other than the Issuer and the Subsidiary Guarantors, had liabilities, including indebtedness and trade payables, of approximately £20,982 million (U.S.$28,227 million), of which approximately £8,412 million (U.S.$11,317 million) was indebtedness. Holders of the Notes will have no direct claim with respect to this outstanding indebtedness and other liabilities, and such liabilities would be structurally senior to the Notes and Guarantees with regards to the assets of those subsidiaries.

Stated Maturity and Maturity

The principal amount of the Notes will come due on            (the “Stated Maturity”). The principal amount of the Notes may become due before its Stated Maturity by reason of redemption, repurchase or acceleration after a default. The day on which the principal of the Notes actually becomes due, whether at its Stated Maturity or earlier, is called the “Maturity” of the principal amount of the Notes.

The terms “Stated Maturity” and “Maturity” are also used to refer to the dates when interest payments become due. For example, a regular interest payment date when an installment of interest is scheduled to become due may be referred to as the “Stated Maturity” of that installment. When reference is made to the “Stated Maturity” or the “Maturity” of the Notes without specifying a particular payment, it means the Stated Maturity or Maturity, as the case may be, of the principal amount of the Notes.

Form and Denominations

The Notes will be issued only in registered form without coupons and in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the Notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement.”

16

Further Issues

The Issuer reserves the right, from time to time without the consent of the holders, to issue additional notes on terms and conditions identical to those of the Notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the Notes; provided, however, that if such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number from those of the Notes.

Payment Provisions

Payments on the Notes

The Notes will bear interest at the applicable rate per annum as shown on the cover page of this prospectus supplement, payable semi-annually on            and            of each year, beginning on      , 2026 (each date an “Interest Payment Date”). Each payment of interest due on an Interest Payment Date or at Maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the Issue Date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on the Notes on an Interest Payment Date, the Issuer will pay the interest to the holder in whose name the Note is registered at the close of business on the regular record date relating to the Interest Payment Date. For interest due at Maturity but on a day that is not an Interest Payment Date, the Issuer will pay the interest to the person or entity entitled to receive the principal amount of the Note. For the principal amount due on the Notes at Maturity, the Issuer will pay the amount to the holder of the Note against surrender of the Note at the proper place of payment.

Interest for the Notes will be computed on a fixed rate basis of a 360-day year of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day, interest will be paid the following day that is a Business Day with the full force and effect as if paid on the Interest Payment Date.

The regular record date relating to each Interest Payment Date will be the date that is 15 calendar days prior to such Interest Payment Date, whether or not such date is a Business Day.

Payments of principal and interest in respect of the Notes are subject in all cases to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto.

Payments on Notes in Global Form. For Notes issued in global form, the Issuer will make payments on the Notes in accordance with the applicable policies of DTC or other depositary as in effect from time to time. Under those policies, the Issuer will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global note. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payment When Offices Are Closed

If any payment on the Notes is due on a day that is not a Business Day, the Issuer will make the payment on the day that is the next Business Day. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes, Guarantees or the Indenture. No interest will accrue on the postponed amount from the original due date to the next day that is a Business Day.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

Paying Agent

Initially, the Issuer has appointed Citibank, N.A. as Paying Agent. The Issuer must notify holders of changes in the Paying Agent as described under “—Notices” below. The Issuer may also choose to act as its own Paying Agent.

17

Unclaimed Payments

All money paid by the Issuer or a Guarantor to a Paying Agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to the Issuer or such Guarantor. After that two-year period, the holder may look only to the Issuer and the Guarantors for payment and not to the Trustee, any Paying Agent or anyone else.

Payment of Additional Amounts

All payments in respect of the Notes and the Guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of (i) the United States and any other jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or organized or resident (or deemed for tax purposes to be resident) (including, for the avoidance of doubt, any jurisdiction in which a successor to the Issuer or any Guarantor is incorporated, organized or resident (or deemed for tax purposes to be resident)), or (ii) the jurisdiction (or any political subdivision or taxing authority thereof or therein) from or through which a payment on the Notes or the Guarantees is made by or on behalf of the Issuer or a Guarantor (each, an “Applicable Taxing Jurisdiction”), unless such Taxes are required by the Applicable Taxing Jurisdiction to be withheld or deducted. In that event, the Issuer or the Guarantors will pay by way of additional interest on the Notes such additional amounts of, or in respect of, principal, premium, if any, and interest (“Additional Amounts”) as will result (after deduction of such Taxes and any additional Taxes payable in respect of such Additional Amounts) in the payment to each holder of the Notes of the amounts that would have been payable in respect of such Note or Guarantee had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

(1)	any Taxes that would not have been imposed but for the fact that such holder:
(a)	is or was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Applicable Taxing Jurisdiction or otherwise had some connection with the Applicable Taxing Jurisdiction other than the mere ownership of, or receipt of payment under, such Note or Guarantee;
(b)	presented (if presentation is required) such Note or Guarantee, as the case may be, more than 30 calendar days after the date on which the payment in respect of such Note or Guarantee first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such Note or Guarantee for payment on any day within such period of 30 calendar days; or
(c)	is or was a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;
(2)	any estate, inheritance, gift, sale, transfer, personal property or similar taxes;
(3)	any Taxes that are payable otherwise than by withholding or deduction from payments of, or in respect of, principal, premium, if any, or interest on such Note or Guarantee, as the case may be;
(4)	any Taxes that are imposed or withheld by reason of (i) the holder or beneficial owner not delivering a valid, properly completed, U.S. Internal Revenue Service Form W-8 or W-9 or any successor or substitute form to any withholding agent or any other person, or (ii) the failure to comply by the holder or the beneficial owner of a Note with a request from the Issuer or any Guarantor addressed to the holder and received by such holder at least 30 calendar days prior to the first payment date with respect to which such information is required (a) to provide any other information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any other declaration or other similar claim or satisfy any other information or reporting requirement, which, in the case of (ii)(a) or (ii)(b), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

18

(5)	any Taxes payable pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto;
(6)	any U.S. federal withholding Taxes imposed as a result of the holder or beneficial owner of a Note: (i) being a controlled foreign corporation for U.S. federal income tax purposes related to the Issuer or Guarantor; (ii) being or having been a “10-percent shareholder” of the Guarantor or the Issuer as defined in Section 871(h)(3) of the Code; or (iii) being or being treated as a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

(7)	any combination of items (1), (2), (3), (4), (5) and (6);

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or interest on any such Note or Guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the holder of the Note.

Whenever there is mentioned, in any context, the payment in respect of the Notes or the Guarantees, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

Redemption and Optional Repurchase

The Issuer will not be permitted to redeem the Notes before their Stated Maturity, except as set forth below. The Notes will not be entitled to the benefit of any sinking fund, meaning that the Issuer will not deposit money on a regular basis into any separate account to repay the Notes. In addition, holders will not be entitled to require the Issuer or the Guarantors to repurchase their Notes before their Stated Maturity, except as set forth below.

Optional Redemption

Prior to          (     month[s] prior to their Maturity date) (the “Par Call Date”), the Issuer may redeem the Notes in whole or in part, at its option, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a)	(i) the sum of the present values determined by the Issuer of the remaining scheduled payments of principal and interest thereon (assuming the Notes matured on the Par Call Date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, less (ii) accrued and unpaid interest to the date of redemption, and
(b)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any one time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

19

The Treasury Rate shall be determined by the Issuer after 4:15 p.m. New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury Constant Maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor the Paying Agent shall be responsible for calculating the redemption price or for verifying any calculations of such redemption price. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

If the Issuer decides to redeem fewer than all of the outstanding Notes (a partial redemption) and the Notes to be redeemed are Global Notes then held by DTC (or another depositary), the Notes to be redeemed shall be selected in accordance with the procedures of DTC (or such other depositary) or by lot. No Notes of a principal amount of less than $1,000 will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

20

Tax Redemption

If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the Applicable Taxing Jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the Notes or the Guarantees, which change or amendment becomes effective on or after the original issue date of the Notes, it is determined by the Issuer and the Guarantors that the Issuer or a Guarantor (x) would be required to pay any Additional Amounts pursuant to the Indenture or the terms of any Notes or related Guarantee in respect of interest on the next succeeding Interest Payment Date (assuming, in the case of the Guarantors, a payment in respect of such interest was required to be made by the Guarantors under its Guarantee thereof on such Interest Payment Date), and (y) such obligation cannot be avoided by the Issuer or the Guarantor taking reasonable measures available to the Issuer or the Guarantors (including by having payments with respect to the Notes or Guarantees made by the Issuer or the Guarantors that would not be required to pay any Additional Amounts), the Issuer may, at its option, redeem all (but not less than all) the Notes at any time following such an event, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest and Additional Amounts, if any) to, but excluding, the date fixed for redemption; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or the Guarantors would be obligated to pay such Additional Amounts were a payment in respect of the Notes or Guarantees, as the case may be, then due and (b) at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect. Prior to the mailing or electronic delivery of any notice of redemption at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed pursuant to this paragraph, the Issuer shall deliver to the Trustee and the Paying Agent (i) an opinion of an independent legal adviser of recognized standing in the relevant jurisdiction to the effect that the Issuer or a Guarantor would be required to pay Additional Amounts on the next payment in respect of the Notes and (ii) an Officers’ Certificate to the effect that such obligation cannot be avoided by the Issuer or the Guarantors, taking reasonable measures available to the Issuer or the Guarantors, and the Trustee and the Paying Agent shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the Notes.

If (1) the Issuer or the Guarantors shall have on any date (the “Succession Date”) consolidated with or merged into, or conveyed or transferred or leased all or substantially all of the Issuer’s or the Guarantors’ properties and assets to any successor person (as defined in the Indenture) that is incorporated, organized or resident (or deemed resident for tax purposes) under the laws of any jurisdiction other than the jurisdiction in which the Issuer or any Guarantor is incorporated, organized or resident (or deemed resident for tax purposes), (2) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the Notes or related Guarantees, which change or amendment becomes effective on or after the succession date, such successor person would be required to pay any Additional Amounts pursuant to the Indenture or the terms of the Notes or the Guarantees in respect of interest on any Notes on the next succeeding Interest Payment Date, and (3) such obligation cannot be avoided by the successor person taking reasonable measures available to it, the Issuer or such successor person may at the Issuer’s or such successor person’s option, redeem all (but not less than all) of the Notes, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest) to, but excluding, the date fixed for redemption and Additional Amounts, if any; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a successor person would be obligated to pay such Additional Amounts were a payment in respect of the Notes or the Guarantees, as the case may be, then due, and (2) at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect. Prior to the mailing or electronic delivery of any notice of redemption at least 10 days but not more than 60 days before the redemption date to all holders of the Notes pursuant to this paragraph, the successor person shall deliver to the Trustee and the Paying Agent (i) an opinion of an independent legal adviser of recognized standing in the relevant jurisdiction to the effect that such successor person would be required to pay Additional Amounts on the next payment in respect of the Notes and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the successor person taking reasonable measures available to it, and the Trustee and the Paying Agent shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the Notes.

21

Repurchase upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless the Issuer has exercised its right to redeem the Notes, each holder shall have the option to require the Issuer to repurchase all or any portion of its Notes (in principal amounts of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof) on the Repurchase Date (as defined below) at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the date of repurchase (subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date).

Within 30 days following the date upon the Issuer becoming aware that a Change of Control Repurchase Event has occurred or, at the Issuer’s option, prior to any Change of Control Repurchase Event (as defined below), but after the public announcement of an impending Change of Control Repurchase Event, the Issuer shall deliver or cause to be delivered a notice of such Change of Control Repurchase Event electronically in accordance with the applicable DTC procedures, with a copy to the Trustee and the Authenticating Agent, the Register and the Paying Agent (collectively referred to as the “Agents”), and the Issuer shall, and at any time upon the Registrar having actual knowledge, the Registrar may, and if so requested by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding, shall (subject in each case to the Registrar being indemnified and/or secured to its satisfaction), give notice (a “Change of Control Repurchase Event Notice”) to the holders specifying the nature of the Change of Control Repurchase Event and the procedure for exercising the holders’ repurchase option.

To exercise the option to require the repurchase of a Note following the occurrence of a Change of Control Repurchase Event the holder of the Note must deliver such Note, on any Business Day during the period beginning no earlier than 10 days from the date on which the Change of Control Repurchase Event Notice is given and ending 60 days from the date such notice is given (the “Repurchase Period”), at the specified office of the Paying Agent, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) which shall be provided with the Change of Control Repurchase Event Notice (a “Change of Control Repurchase Notice”). A Change of Control Repurchase Notice, once given, shall be irrevocable unless the Issuer elects to permit revocations. All Notes submitted for repurchase shall be purchased by the Issuer on the date that is 3 Business Days after the expiration of the Repurchase Period (the “Repurchase Date”).

On the Repurchase Date, the Issuer will:

(a)	accept for payment all Notes or portions of Notes (in principal amounts of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof) properly tendered pursuant to the repurchase option;
(b)	deposit with the Paying Agent, an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes properly tendered;
(c)	deliver or cause to be delivered to the Paying Agent (with a copy to the Trustee) the Notes properly accepted, together with an officers’ certificate (upon which the Trustee and Paying Agent may conclusively rely) stating the aggregate principal amount of Notes being purchased; and
(d)	instruct the Registrar in writing (with a copy to the Trustee) to cancel all Notes or portions of Notes so repurchased and delivered, and the Registrar shall promptly cancel such Notes in accordance with its customary procedures.

The Paying Agent, will promptly mail to each holder of Notes properly tendered the repurchase price for the Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book- entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

The Issuer will comply with the requirements of Rule l 4e-l under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer, and such third party purchases all notes properly tendered and not withdrawn under its offer.

22

The Trustee and Paying Agent are each under no obligation to ascertain whether a Change of Control Repurchase Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Repurchase Event or Change of Control has occurred and, until the Trustee or the Paying Agent, as applicable shall have actual knowledge or written notice pursuant to the Indenture to the contrary, the Trustee or the Paying Agent, as applicable may assume that no Change of Control Repurchase Event or Change of Control (as defined below) or other such event has occurred.

A “Change of Control” means the occurrence of any of the following:

(a)	(i) the consummation of any transaction, including any merger or consolidation, as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a holding company whose shareholders are or are to be substantially similar to WPP plc’s shareholders immediately prior to such company becoming WPP plc’s parent company, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, as a result of a purchase, merger or otherwise, of (x) more than 50 percent of the issued ordinary share capital of WPP plc, or, in lieu thereof after the creation of a New Parent (as defined below), more than 50 percent of the issued ordinary share capital of the New Parent or (y) shares in the capital of WPP plc carrying more than 50 percent of the voting rights (“Voting Stock”) normally exercisable at a general meeting of WPP plc, or, in lieu thereof after the creation of a New Parent, more than 50 percent of the Voting Stock of the New Parent normally exercisable at a general meeting of the New Parent; or (ii) any Guarantor ceases to be a direct or indirect Subsidiary of WPP plc or any Parent Guarantor;
(b)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of WPP plc and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to WPP plc or one of its Subsidiaries or, in lieu thereof after the creation of a New Parent, the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the New Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the New Parent or one of its Subsidiaries; or
(c)	the adoption of a plan relating to the liquidation or dissolution of WPP plc or, in lieu thereof after the creation of a New Parent, the adoption of a plan relating to the liquidation or dissolution of the New Parent

(each of the events set forth in clauses (a), (b) and (c), a “Change of Control”).

A “below investment grade rating event” means at the time of the occurrence of a Change of Control, (i) the Notes carry an Investment Grade credit rating from at least three Rating Agencies and such ratings from at least two Rating Agencies are, within a period ending 120 days after announcement of the Change of Control having occurred (or such longer period as the Notes are under consideration, announced publicly within such 120-day period, for rating review), each downgraded to a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse), or (ii) the Notes carry an Investment Grade credit rating from one or two Rating Agencies and any such rating is, within a period ending 120 days after announcement of the Change of Control having occurred (or such longer period as the Notes are under consideration, announced publicly within such 120 day period, for rating review), downgraded to a non-investment grade credit rating (Bal/BB+, or equivalent, or worse), or (iii) if the Notes are rated by three Rating Agencies, the ratings of the Notes from at least two Rating Agencies are withdrawn or, if the Notes are rated by either one or two Rating Agencies at such time, any rating is withdrawn.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a below investment grade rating event with respect to the Notes.

23

“Investment Grade” means a rating of Baa3/BBB-, or equivalent, or better from any Rating Agency (as defined below).

Notwithstanding the foregoing, if at the time of the occurrence of the Change of Control the Notes carry either a non-investment grade credit rating from each Rating Agency then assigning a credit rating to the Notes or no credit rating from any Rating Agency, a Change of Control Repurchase Event will be deemed to occur upon the occurrence of a Change of Control alone.

For the purposes of the foregoing provisions, “New Parent” means any Parent Guarantor whose equity ownership is substantially the same as WPP plc or any prior Parent Guarantor immediately prior to such New Parent becoming a Parent Guarantor.

For the purposes of the foregoing provisions, (i) “Rating Agencies” means Moody’s, S&P and Fitch, and, if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer (pursuant to a board resolution) as a replacement agency for Moody’s, S&P or Fitch or one or more of them, as the case may be, and “Rating Agency” means any one of them; (ii) “Moody’s” means Moody’s Investors Services, Inc., or any successor thereto; (iii) “S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto; and (iv) “Fitch” means Fitch Ratings Ltd, or any successor thereto.

Covenants

The following covenants will apply to WPP plc and its Restricted Subsidiaries (as defined below) for so long as any Notes remain outstanding. These covenants restrict WPP plc’s ability and the ability of the Restricted Subsidiaries to enter into certain transactions. However, these covenants do not limit the ability of any entity to incur indebtedness or require compliance with financial ratios or the maintenance of specified levels of net worth or liquidity.

Negative Pledge

Pursuant to the Indenture, for so long as any of the Notes remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, create, suffer or permit to subsist any mortgage, charge, pledge, lien or other security interest (each, a “Security Interest” and, collectively, “Security Interests”) on the whole or any part of its or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the Notes shall be directly secured equally and ratably with the obligation secured by such Security Interest.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the Notes, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the Notes remain outstanding, the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, suffer or permit to subsist any Security Interest on the whole or any part of its or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the Notes shall be directly secured equally and ratably with the obligation secured by such Security Interest.

Limitation on Sale and Leaseback Transactions

Pursuant to the Indenture, for so long as any of the Notes remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including WPP plc or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by WPP plc or such Subsidiary for a period, including renewals, in excess of three years of any assets that have been owned by WPP plc or any Restricted Subsidiary for more than 270 days and which have been or are to be sold or transferred by WPP plc or any Restricted Subsidiary to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless WPP plc or such Restricted Subsidiary, applies within one year after the sale or transfer will have been made by WPP plc or such Restricted Subsidiary, an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by WPP plc or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any of WPP plc’s assets or the assets of any of its Restricted Subsidiaries.

24

Notwithstanding the foregoing, WPP plc or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, WPP plc or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the Notes shall be directly secured equally and ratably with such Indebtedness.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the Notes, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the Notes remain outstanding, the Parent Guarantor will not, and it will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Parent Guarantor or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by the Parent Guarantor or any such Restricted Subsidiary for a period, including renewals, in excess of three years of any assets which have been owned by the Parent Guarantor or any of its Restricted Subsidiaries for more than 270 days and which have been or are to be sold or transferred by the Parent Guarantor or any of its Restricted Subsidiaries to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless the Parent Guarantor applies or such Restricted Subsidiary, within one year after the sale or transfer will have been made by the Parent Guarantor or such Restricted Subsidiary, applies an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by the Parent Guarantor or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any assets of the Parent Guarantor or any of its Subsidiaries.

Notwithstanding the foregoing, the Parent Guarantor or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to its or their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, the Parent Guarantor or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the Notes shall be directly secured equally and ratably with such Indebtedness.

For the purposes of the foregoing provisions, “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

Consolidation, Merger, Conveyance, Transfer or Lease

The Indenture provides that for so long as any of the Notes are outstanding, neither the Issuer nor any Guarantor may consolidate with or merge with or into any other person, or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:

(i)	any person formed by such consolidation or into which the Issuer or such Guarantor is merged or to whom the Issuer or such Guarantor has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership, trust, company or other entity organized and validly existing under the laws of the United Kingdom or any jurisdiction thereof, Jersey, any jurisdiction included from time to time in the European Union (or its successors), the United States, any state thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture, executed and delivered to the Trustee and the Agents, the Issuer’s or such Guarantor’s obligations on the Notes or the Guarantees, as the case may be, and under the Indenture (including any obligation to pay any Additional Amounts and, in the case of a Guarantor, the performance or observance of its guarantee);
(ii)	in the case of such consolidation, merger, conveyance, transfer or lease by the Issuer or any Guarantor, immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

25

(iii)	any such person, or any parent of such person, shall expressly agree by a supplemental indenture, executed and delivered to the Trustee and the Paying Agent, in form satisfactory to the Trustee and the Paying Agent, among other things, to indemnify the holder of each Note against (a) any tax, duty, levy, assessment or governmental charge imposed on such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease; and
(iv)	certain other conditions are met.

Notwithstanding the foregoing, this covenant shall not apply to any conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer or any of the Guarantors to the extent that the person to which such properties or assets are conveyed, transferred or leased is a Guarantor of the Notes or becomes a guarantor of the Notes concurrent with any such conveyance, transfer or lease of all or substantially all of the Issuer’s or such Guarantor’s properties and assets, or is a wholly-owned subsidiary of any such Guarantor or person who so becomes a guarantor.

Provision of Information

For so long as any Notes are outstanding and WPP plc or any successor Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, WPP plc shall be deemed to have satisfied its reporting obligations under this covenant by filing or furnishing annual, quarterly and other reports that it is required to file with or furnish to the SEC, including its annual reports on Form 20-F and its reports on Form 6-K or copies of the information included in such reports on Form 6-K (or its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, if the reporting person is not a foreign private issuer). WPP plc or any successor Parent Guarantor shall not be required to furnish such reports separately to the Trustee or holders, provided that such reports are publicly available on the SEC’s EDGAR system.

If any of the Issuer or any Guarantor becomes aware that an Event of Default or an event that with notice or the lapse of time would be an Event of Default has occurred and is continuing, as the case may be, the Issuer and the Guarantors shall deliver a certificate to the Trustee describing the details thereof and the action the Issuer proposes to take.

For so long as the Notes are listed on a securities exchange, the Issuer or any Parent Guarantor will make any reports or other information supplied to the Trustee pursuant to this covenant available at the office of the Issuer’s Paying Agent or transfer agent in the jurisdiction where such exchange is located and will notify such exchange of the occurrence of any Event of Default and, prior to publication of notice of such Event of Default in the jurisdiction where such exchange is located, submit a draft of the notice to such exchange.

Definitions

“Indebtedness” means any indebtedness of any person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

“Permitted Security Interests” means:

(1)	Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;
(2)	any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of the Issuer or a Guarantor after the date of the Indenture and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary);
(3)	those Security Interests existing at the date of the Indenture;
(4)	Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Indebtedness), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Indebtedness) incurred in the ordinary course of business;
(5)	Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

26

(6)	Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts); provided that any such Security Interest shall not apply to any other property of the purchaser thereof;
(7)	any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;
(8)	any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;
(9)	any Security Interest securing Indebtedness re-financing Indebtedness secured by Security Interests permitted by clauses (2), (3) or (6) above or this clause (9); provided that the maximum principal amount of the Indebtedness secured by such Security Interests at the time of such refinancing is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the refinanced Indebtedness;
(10)	Security Interests in favor of WPP plc or any of its Restricted Subsidiaries or, after the time that the Notes are guaranteed by a Parent Guarantor other than WPP plc, Security Interests in favor of the Parent Guarantor or any of its Restricted Subsidiaries;
(11)	(a) any Security Interests created or outstanding on or over any of the assets of WPP plc or any of its Subsidiaries issued in connection with an accounts receivable purchase facility, receivables financing or similar arrangement, provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(a) created or outstanding shall not exceed 15% of the total assets (meaning fixed assets plus current assets as shown on the consolidated financial statements) of WPP plc as reported at the most recent year-end or (b) after the time that the Notes are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (11)(a) shall cease to have effect), any Security Interests created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Subsidiaries issued in connection with an accounts receivable purchase facility receivables financing or similar arrangement, provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(b) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on the consolidated financial statements) of the Parent Guarantor as reported at the most recent year-end (or if the Parent Guarantor did not file reports as of the most recent year-end, 15% of the total assets (meaning fixed assets plus current assets as shown on the consolidated financial statements) of WPP plc as reported at the most recent year-end by WPP plc) and
(12)	(a) any other Security Interest created or outstanding on or over any of the assets of WPP plc or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(a) created or outstanding shall not at any time exceed U.S.$40,000,000; or

(b) after the time that the Notes are guaranteed by a Parent Guarantor other than WPP plc (following which time clause (12)(a) shall cease to have effect), any other Security Interest created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Restricted Subsidiaries; provided, further, that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(b) created or outstanding shall not at any time exceed U.S.$40,000,000.

“Restricted Subsidiary” means any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for the preceding financial year or any other Subsidiary designated by WPP plc from time to time as a Restricted Subsidiary in WPP plc’s sole discretion; provided, that after the time that the Notes are guaranteed by a Parent Guarantor other than WPP plc, “Restricted Subsidiary” shall be any Subsidiary whose consolidated revenue shall have exceeded 5% of consolidated revenues of the Parent Guarantor and its Subsidiaries taken as a whole for the preceding financial year (or if the Parent Guarantor has existed for less than one year, 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for the preceding financial year), or any other Subsidiary designated by the Parent Guarantor from time to time as a Restricted Subsidiary in the Parent Guarantor’s sole discretion.

“Subsidiary” of a specified person means that specified person holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors or is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that specified person.

Events of Default and Remedies

The following are events of default (“Events of Default”) under the Indenture with respect to the Notes or to the related Guarantees:
(a)	failure to pay principal of or any premium on any Notes when due;

27

(b)	failure to pay any interest (including Additional Amounts, if any) on any Notes when due, continued for 30 days;
(c)	failure by the Issuer or any Guarantor to perform any other covenant or warranty of the Notes or the Indenture continued for 45 days after written notice has been given by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes, as provided in the Indenture;
(d)	default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Issuer or any Guarantor in an amount in excess of £30,000,000 (or the equivalent thereof in other currencies or currency units) which default shall have resulted in such indebtedness being accelerated prior to the date on which it would otherwise become due and payable, unless such indebtedness is discharged or such acceleration is rescinded or annulled within 10 days after written notice as provided in the Indenture has been given by the Trustee;
(e)	any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under the Guarantees of the Notes; and
(f)	certain events of bankruptcy, insolvency, examinership, reorganization, or désastre proceedings of the Issuer, any Guarantor or any of WPP plc’s “significant subsidiaries” (as defined in Regulation S-X under the Securities Act of 1933, as amended).

If an Event of Default with respect to the Notes occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by notice as provided in the Indenture may declare the aggregate principal amount of all the Notes to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of amounts due solely because of such acceleration, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

An Event of Default for the Notes will not necessarily constitute an event of default for any other series of notes issued under the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of a Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (2) the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request, and such holder or holders have offered, to the Trustee indemnity satisfactory to it to institute such proceeding as trustee and (3) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of payment of the principal, premium, if any, or interest (including Additional Amounts, if any) on such Note on or after the applicable due date specified in such Note.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Issuer, the Guarantors, the Trustee, and the Agents, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, among other things:

28

(1)	change the Stated Maturity of the principal of, or any installment of principal of or premium or interest (including Additional Amounts, if any) on, any of the Notes, or reduce the principal amount of or the rate of interest (or Additional Amounts, if any) on, or any premium payable upon the redemption or repurchase of, any Note, or change the obligation of the Issuer or the Guarantors to pay any Additional Amounts, or reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration of the maturity, see “—Events of Defaults”, or modify in any way the Issuer’s obligation to pay Additional Amounts, see “—Payment of Additional Amounts”, change the place of payment where, or the currency in which, any Note or any premium or interest (including Additional Amounts, if any) thereon is payable, or impair the right to institute a suit for the enforcement of any payment on or with respect to any Note on or after the Stated Maturity or redemption or repurchase date;
(2)	reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
(3)	modify such provisions with respect to modification and waiver, except to increase such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or
(4)	change in any manner adverse to the holders of the Notes the terms and conditions of the obligations of any Guarantor under its Guarantee in respect of the due and punctual payment of the principal thereof and any premium or interest (including Additional Amounts, if any) thereon.

The Indenture may also be modified or amended without the consent of holders of the Notes by the Issuer, the Guarantors, the Trustee, and the Agents, among other things:

(1)	to evidence the succession of another person to the Issuer or a Guarantor in accordance with certain requirements set forth in the Indenture;
(2)	to add to the covenants of the Issuer or a Guarantor for the benefit of holders or to surrender any power conferred upon the Issuer or a Guarantor;
(3)	to add any Events of Default;
(4)	to add or to change provisions of the Indenture to permit or facilitate the issuance of the Notes in bearer form, Registrable or not Registrable or uncertificated form;
(5)	to add to or change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination (a) will not apply to any Notes created prior thereto, (b) will not modify the rights of the holder of any Note with respect to such provision or (c) will only apply to future issuances;
(6)	to modify the restrictions on transferability of the Notes in order to comply with applicable law;
(7)	to secure the Notes or the related Guarantees;
(8)	to establish the form or terms of other series of Notes as permitted by the Indenture;
(9)	to provide for successor or additional trustees;
(10)	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of holders in any material respect;
(11)	to conform the terms of the Notes with the description thereof set forth in the applicable prospectus supplement and any related term sheet;
(12)	to add one or more additional Guarantors;
(13)	to amend the Indenture to conform to the provisions of the U.S. Trust Indenture Act of 1939, as amended; or
(14)	to make any other change that does not adversely affect the interests of the holders of the Notes in any material respect.

29

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of such Notes, waive compliance by the Issuer and/or a Guarantor with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of such Notes, waive any past default under the Indenture and its consequences, except a default in the payment of principal of, premiums if any, or interest (including Additional Amounts, if any) on, any outstanding Notes or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note.

Except in certain limited circumstances, the Issuer or a Guarantor will be entitled to set any day as a record date for the purpose of determining the holders of Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding Notes on the record date. To be effective, such action must be taken by holders of the requisite aggregate principal amount of Notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuer or a Guarantor, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

The Indenture provides that the Issuer and the Guarantors (i) will be deemed to have been discharged from any and all obligations in respect of the Notes and the Guarantees (except for certain obligations to register the transfer of or exchange such Notes, to replace stolen, lost, destroyed or mutilated Notes) upon satisfaction of certain requirements (including, without limitation, providing such security or indemnity as the Trustee and the Issuer may require), to maintain Paying Agent, to pay Additional Amounts and to hold certain moneys in trust for payment) or (ii) need not comply with certain restrictive covenants of the Indenture (including those described under “—Covenants—Negative Pledge” and “—Covenants—Limitation on Sale and Leaseback Transactions” and certain other obligations under the Indenture), in each case if the Issuer or a Guarantor deposits, in trust with the Paying Agent, as applicable, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest (including Additional Amounts, if any) in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee and the Paying Agent, to pay all the principal of, and any premium and interest (including Additional Amounts, if any) on, the Notes on the dates such payments are due in accordance with the terms of the Indenture and Notes. In connection with exercising the option pursuant to clause (i) or (ii) above, the Issuer is required to deliver to the Trustee (x) opinions of counsel stating that (a) the beneficial owners of the Notes will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital gains and other taxes, including withholding taxes, in such jurisdictions in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which in the case of clause (i) must be based on a change in law or published ruling by the U.S. Internal Revenue Service and (b) the deposit shall not result in the Issuer being deemed an “investment company” required to register under the U.S. Investment Company Act of 1940, as amended, (y) an officers’ certificate to the effect that Notes will not be delisted from any securities exchange on which they are listed as a result of such deposit and (z) an officers’ certificate and an opinion of counsel as to compliance with all applicable conditions precedent provided for in the Indenture relating to the defeasance of such Notes.

Distributable Reserves Consent

Each holder will be deemed to consent to the Issuer or any Guarantor (or any additional or successor Guarantor) applying to a court of competent jurisdiction for an order sanctioning a reduction in any of its share capital accounts including, without limitation, by re-characterizing any sum standing to the credit of a share premium account as a distributable reserve.

Notices

As long as Notes remain in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. For so long as any Notes are listed on the NYSE, the Issuer will publish such notices as may be required by the rules and regulations of the NYSE.

30

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process; Submission to Jurisdiction

The Indenture will provide that the Issuer and the Guarantors will each appoint Corporate Creations Network Inc., 600 Mamaroneck Avenue, #400 Harrison, New York 10528, United States as its authorized agent for service of process in any legal action or proceeding arising out of or in relation to the Indenture, the Notes or the Guarantees brought in any Federal or state court in the Borough of Manhattan, The City of New York, New York, and the Issuer and the Guarantors will each irrevocably submit to the non-exclusive jurisdiction of such courts.

Currency Indemnity

The obligations of the Issuer and the Guarantors under the Securities, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer and the Guarantors will pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to the Issuer or the Guarantors, as the case may be.

Concerning the Trustee and the Registrar and Paying Agent

Wilmington Trust, National Association has been appointed trustee under the Indenture and Citibank, N.A. as Registrar and Paying Agent.

The Indenture provides that the Issuer and the Guarantors will indemnify the Trustee against any loss, liability or expense incurred without gross negligence or willful misconduct of the Trustee in connection with the acceptance or administration of the trust created by the Indenture. The Trustee and the Registrar and Paying Agent, as applicable, have the following two main roles:

(a)	First, the Trustee can enforce the holders’ rights against the Issuer if it defaults in respect of the Notes and against a Guarantor if it defaults in respect of its Guarantee. There are some limitations on the extent to which the Trustee acts on the holders’ behalf, which are described under “—Events of Default and Remedies” above.
(b)	Second, the Trustee, the Registrar or Paying Agent, as applicable, performs administrative duties for the Issuer, such as making interest payments and sending notices to holders of the Notes.

Listing

It is anticipated that an application will be made to list the Notes on the NYSE.

31

Taxation

The following summary of certain United Kingdom, Jersey, and U.S. federal income tax considerations is based on the advice of Allen Overy Shearman Sterling LLP, with respect to United Kingdom taxes and U.S. federal income taxes, and on the advice of Mourant Ozannes (Jersey) LLP, with respect to Jersey taxes in respect of noteholders that are not Jersey residents. This summary contains a description of the principal United Kingdom, Jersey and U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States, the United Kingdom, and Jersey.

This summary is based on the tax laws of the United Kingdom, Jersey and the United States as in effect on the date of this prospectus supplement, as well as on the rules and regulations of the United Kingdom and Jersey and the regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the Notes should consult their own tax advisers as to the United Kingdom, Jersey and United States or other tax consequences of the ownership and disposition of the Notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

United Kingdom Tax Considerations

The following applies only to persons who are the beneficial owners of the Notes and is a summary of the Issuer’s understanding of current United Kingdom (“UK”) law and published HM Revenue and Customs (“HMRC”) practice relating to certain aspects of UK taxation. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Issuer) to whom special rules may apply. The UK tax treatment of prospective holders of Notes depends on their individual circumstances and may be subject to change in the future. Prospective holders of Notes who may be subject to tax in a jurisdiction other than the UK or who may be unsure as to their tax position should seek their own professional advice.

Interest on the Notes

Payment of interest on the Notes

Payments of interest on the Notes that do not have a UK source may be made without deduction or withholding for or on account of UK income tax.

If interest paid on the Notes has a UK source, payments of interest on the Notes may be made without deduction or withholding for or on account of UK income tax in the following circumstances:

(i) Payments of interest on the Notes by the Issuer may be made by the Issuer without deduction of or withholding for or on account of UK income tax provided that the Notes continue to be listed on a “recognized stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (the “Act”), or admitted to trading on a multilateral trading facility operated by a UK, Gibraltar or EEA regulated recognized stock exchange, within the meaning of Sections 987 and 1005 of the Act. The Global Exchange Market of Euronext Dublin is a multilateral trading facility operated by an EEA regulated recognized stock exchange (the Irish Stock Exchange plc, trading as Euronext Dublin) for the purposes of Section 987 of the Act.

(ii) Interest on the Notes may also be paid without withholding or deduction on account of UK income tax where interest on the Notes is paid by the Issuer and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the Notes is paid reasonably believes) that the beneficial owner is within the charge to UK corporation tax as regards the payment of interest, provided that HMRC has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

32

In other cases, an amount must generally be withheld from payments of interest on the Notes on account of UK income tax at the basic rate (currently 20%). However, where an applicable double tax treaty provides for a lower rate of withholding tax (or for no tax to be withheld) in relation to a noteholder, HMRC can issue a notice to the Issuer to pay interest to the noteholder without deduction of tax (or for interest to be paid with tax deducted at the rate provided for in the relevant double tax treaty).

The UK withholding tax treatment of payments by the Guarantors under the terms of the Guarantee which have a UK source is uncertain. In particular, such payments by the Guarantors may not be eligible for the exemptions described above in relation to payments of interest. Accordingly, if the Guarantors makes any such payments, these may be subject to UK withholding tax at the basic rate.

Further UK Income Tax Issues

Interest on the Notes which has a UK source may be subject to UK income tax by direct assessment even where paid without withholding.

However, interest with a UK source which is received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a noteholder (other than certain trustees) who is not resident for tax purposes in the UK unless that noteholder carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which the Notes are attributable (and where that noteholder is a company, unless that noteholder carries on a trade in the UK through a permanent establishment in connection with which the interest is received or to which the Notes are attributable). There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such holders of Notes.

Non-UK Residents

Holders of Notes which are not resident or ordinarily resident in the UK for UK tax purposes should not be subject to UK tax on chargeable gains or UK corporation tax in respect of a disposal of Notes, unless such holder carries on a trade in the UK through a branch, agency or permanent establishment to which the Notes are attributable.

Holders of Notes who are individuals and who have ceased to be resident or ordinarily resident in the UK for a period of less than five years of assessment and who dispose of their Notes during that period may be liable on return to the UK to UK tax on chargeable gains during that period of absence, subject to any applicable exemptions or reliefs.

UK Corporation Tax Payers

In general, holders of Notes which are within the charge to UK corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the Notes (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment.

Other UK Tax Payers

Taxation of Chargeable Gains

A disposal of Notes by an individual noteholder who is resident or ordinarily resident in the UK or who carries on a trade, profession or vocation in the UK through a branch or agency to which the Notes are attributable, may give rise to a chargeable gain or allowable loss for the purposes of the UK taxation of chargeable gains.

Accrued Income Scheme

On a disposal of Notes by a noteholder, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Part 12 of the Act if that noteholder is resident or ordinarily resident in the UK or carries on a trade in the UK through a branch or agency to which the Notes are attributable.

33

United States Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes. This summary deals only with initial purchasers of Notes at the “issue price” (the first price at which a substantial amount of Notes are sold for money, excluding sales to underwriters, placement agents or wholesalers) that will hold the Notes as capital assets (generally, property held for investment). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Notes by particular investors, and does not address any U.S. federal estate, gift or alternative minimum tax considerations or any state, local, foreign or other tax laws, the Medicare tax on net investment income, or special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States or investors holding the Notes in connection with a trade or business conducted outside of the United States.

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has validly elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity).

The U.S. federal income tax treatment of a partner in a partnership that holds Notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of Notes by the partnership.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, (the “Code”) its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

U.S. Holders

Payments of Interest

Interest on a Note, including the payment of any additional amounts, will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. Interest on the Notes will be U.S. source for U.S. foreign tax credit purposes and U.S. Holders should consult their tax advisors regarding the availability of tax credits in respect of (or alternatively, deductibility of) any non-U.S. tax that may be imposed.

Sale and Retirement of the Notes

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. A U.S. Holder’s tax basis in a Note will generally be its U.S. dollar cost. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held by the U.S. Holder for more than one year. The ability of a U.S. Holder to deduct capital losses is subject to limitations. Gain or loss will generally be treated as derived from U.S. sources for purposes of computing a U.S. Holder’s foreign tax credit limitation. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of any non-U.S. tax that may be imposed.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA” interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally should not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

(a)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of the Issuer’s voting stock;

34

(b)	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
(c)	the Non-U.S. Holder certifies that it is not a United States person on a properly completed Internal Revenue Service Form W-8BEN, W-8BEN-E or other such applicable form of certification of non-U.S. status sufficient to establish a basis for exemption (and any required certification has been provided by any intermediary through which the Non-U.S. Holder holds the Notes).

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits, as adjusted for certain items, may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisers regarding any applicable tax treaties that may provide for different rules.

Sale and Retirement of the Notes

Any gain realized by a Non-U.S. Holder on the sale or retirement of a Note (other than any amount allocable to accrued and unpaid interest, which is generally taxable as interest and may be subject to the rules discussed above in “—Non-U.S. Holders—Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

(a)	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or
(b)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other taxable disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition of a Note which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition of Notes by a U.S. or U.S.-connected intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders (including, among others, corporations), are not subject to backup withholding although may be required to provide certification as to their status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of these information reporting requirements and backup withholding tax.

35

FATCA

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% withholding tax may be imposed on interest on debt securities such as the Notes paid to a foreign financial institution (including an intermediary through which Notes are held) or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Such 30% withholding tax was also scheduled to be applicable to gross proceeds from the sale or other disposition of an obligation that produces U.S. source interest (such as the Notes). However, proposed Treasury regulations have been issued that provide for repeal of such 30% withholding tax applicable to payments of gross proceeds. In the preamble to the proposed regulations, the U.S. Treasury Department indicated that taxpayers may rely on these proposed regulations until the issuance of final regulations. An intergovernmental agreement between the U.S. and an applicable foreign country or future U.S. Treasury regulations or other guidance may modify these requirements.

If an amount were to be deducted or withheld from interest, principal or other payments on the Notes as a result of FATCA, none of the Issuer, any Guarantor, any paying agent or any other person would be required to pay additional amounts as a result of the deduction or withholding.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

Jersey Tax Considerations

The following summary of the anticipated tax treatment in Jersey of any payments to be made by WPP plc under its Guarantee is based on Jersey taxation law as it is understood to apply at the date of this prospectus supplement. It does not constitute legal or tax advice. Holders of Notes should consult their professional advisers on the implications of receiving a payment from WPP plc under its Guarantee under the laws of the jurisdictions in which they may be liable to taxation. Holders of Notes should be aware that tax laws, rules and practice and their interpretation may change.

Payments under the Note Guarantee

WPP plc will not be required to make any withholding or deduction for, or on account of, Jersey tax from any payment it may be required to make under its guarantee of the Notes.

Goods and services tax

WPP plc is an “international services entity” for the purposes of the Goods and Services Tax (Jersey) Law 2007. While WPP plc remains an “international services entity”, it will not be required to charge goods and services tax in respect of any supply made by it.

36

Underwriting

Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as Joint Book-Running Managers of the offering and as the representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters dated the date of the prospectus supplement, the Issuer has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Issuer, the principal amount of Notes set forth opposite its name below.

Underwriters	Aggregate Principal Amount of Notes to be Purchased
Barclays Capital Inc.	$
BofA Securities, Inc.	$
Goldman Sachs & Co. LLC	$
J.P. Morgan Securities LLC	$
Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes. If an underwriter defaults, the underwriting agreement provides that the commitments of the non-defaulting underwriters may be increased up to a specified limit or the underwriting agreement may be terminated. The offering of the Notes by the underwriters in each case is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Issuer and the Guarantors have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with the purchases of securities.

The representatives have advised us that the underwriters propose initially to offer the Notes at the applicable public offering price set forth on the cover page of this prospectus supplement. After the initial public offering of the Notes, the offering price or any other term of such offering may be changed. The underwriters may offer and sell Notes through certain of their affiliates.

We estimate that our total expenses (which consist of, among other fees, Securities and Exchange Commission registration fees, legal fees and expenses, accounting fees and expenses, printing expenses and rating agency fees) for this offering, excluding underwriting discounts, will be approximately U.S.$     .

To the extent any underwriter that is not a U.S. registered broker/dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker/dealers in accordance with the applicable U.S. securities laws and regulations.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions or than the price to public specified on the cover of this prospectus supplement. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The price to investor specified on the cover of this prospectus supplement relates to the initial offering of the Notes. This amount does not relate to the Notes sold in market-making transactions.

The Notes are a new issue of securities, and there is currently no established trading market for such Notes. We have been advised by the underwriters that they intend to make a secondary market for the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities with respect to the Notes at any time without any notice. We cannot assure the liquidity of the trading market for the Notes. Application will be made to list the Notes on the NYSE, although no assurance can be given that the Notes will be listed on the NYSE.

37

It is expected that the delivery of the Notes will be made on or about the closing date, which will be the third business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, lending, investment banking, commercial banking, financial advisory and other commercial dealings, including issuing financial instruments linked to one of the Guarantor’s outstanding equity securities, in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the underwriters and their affiliates serve as lenders in our and in our affiliates’ credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates that are registered for resale. If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, and certain of the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. For the purposes of this paragraph the term “affiliates” includes parent companies.

Prohibition on Sales to EEA Retail Investors

The Notes have not been, and will not be, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

•	the expression “retail investor” means a person who is one (or more) of the following:
▪	a retail client as defined in point (11) of Article 4(1) of MiFID II; or
▪	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
▪	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129; and
•	the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospective Investors in the United Kingdom

Prohibition on Sales to UK Retail Investors

The Notes have not been, and will not be, offered, sold or otherwise made available to any retail investor in the UK. For the purposes of this provision:

•	the expression “retail investor” means a person who is neither:

38

▪	a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or
▪	a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024; and
•

the expression“offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to buy or subscribe for the Notes.

Other regulatory restrictions

This prospectus supplement is not being distributed by, nor has it been approved by, an authorized person in the UK and is for distribution only to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, or (iii) persons outside the UK (all such persons together being referred to as “Relevant Persons”). This prospectus supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Each underwriter:

•	has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and
•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Italy

The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this prospectus supplement or of any other document relating to the Notes be distributed in Italy, except in accordance with any Italian securities, tax and other applicable laws and regulations.

The Notes have not been and will not be offered, sold or delivered nor will any copy of this prospectus supplement or any other document relating to the Notes be delivered, in Italy except:

39

(i)	to qualified investors (investitori qualificati), as defined pursuant to Article 2 of the Prospectus Regulation and any applicable provisions of Legislative Decree No. 58 of February 24, 1998 (as amended, the “Financial Services Act”) and Italian CONSOB regulations; or
(ii)	in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of CONSOB Regulation No. 11971 of 14 May 1999 (the “Issuer’s Regulation”), as amended from time to time, and the applicable Italian laws.

Any offer, sale or delivery of the Notes or distribution of copies of this prospectus supplement or any other document relating to the Notes in Italy under subparagraph (i) or (ii) above must:

(a)	be made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of February 15, 2018, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993 (as amended, the “Banking Act”); and
(b)	comply with any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy (including the reporting requirements, where applicable, pursuant to Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time) and/or any other Italian authority.

Investors should note that, in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under paragraphs (a) and (b) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and the Issuers Regulation. Furthermore, where no exemption from the rules on public offerings applies, the Notes which are initially offered and placed in Italy or abroad to professional investors only but in the following year are “systematically” distributed on the secondary market in Italy become subject to the public offer and the prospectus requirement rules provided under the Financial Services Act and Issuers Regulation. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the purchasers of Notes who are acting outside of the course of their business or profession.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of that the C(WUMP)O. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO. This prospectus supplement has not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, the Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

40

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001(2020 Revised Edition) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA .

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) (the “DFSA Rulebook”). This prospectus supplement is intended for distribution only to persons of a type specified in the DFSA Rulebook. It must not be delivered to, or relied on by, any other person. The DFSA does not accept any responsibility for the content of the information included in this prospectus supplement, including the accuracy or completeness of such information. The liability for the content of this prospectus supplement lies with the Issuer. The DFSA has also not assessed the suitability of the Notes to which this prospectus supplement relates to any particular investor or type of investor. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement or are unsure whether the Notes to which this prospectus supplement relates are suitable for your individual investment objectives and circumstances, you should consult an authorized financial advisor.

Each underwriter has represented and agreed that it has not offered and will not offer the Notes to any person in the Dubai International Financial Centre unless such offer is:

(a)	an “Exempt Offer” in accordance with the Market Rules (MKT) Module of DFSA Rulebook; and
(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.3. of the Conduct of Business Module of the DFSA Rulebook.

Notice to Prospective Investors in Jersey

There shall be no invitation to the public in Jersey to apply for any Notes and there shall be no circulation in Jersey of any offer for subscription, sale or exchange of the Notes.

41

Validity of the Notes and Guarantees

The validity of the Notes and the Guarantees under the law of the State of New York, the State of Delaware and England will be passed upon on our behalf by Allen Overy Shearman Sterling LLP. The validity under the law of the State of New York and England of the Notes and the Guarantees will be passed upon for the underwriters by Linklaters LLP. Certain matters of Jersey law relating to certain of the Guarantees will be passed upon for us by Mourant Ozannes (Jersey) LLP.

42

Experts

The financial statements as of December 31, 2025 and December 31, 2024 and for each of the years ended December 31, 2025 and December 31, 2024 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2025 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements for the year ended December 31, 2023, incorporated by reference in this prospectus supplement, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority to act as experts in accounting and auditing.

43

$

WPP 2025 LLC
(as Issuer)

WPP PLC, WPP JUBILEE LIMITED AND WPP 2005 LIMITED

(as Guarantors)

$    % Senior Notes due

PROSPECTUS SUPPLEMENT

, 2026

Joint Book-Running Managers

Barclays	BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan